UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2006

SONIC CORP.

(Exact name of registrant as specified in its charter)

Delaware	0-18859	73-1371046
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 Johnny Bench Drive Oklahoma City, Oklahoma	73104
(Address of Principal Executive Offices)	(Zip Code)

(405) 225-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Sonic Corp. intends to engage in a securitized financing through the offer by certain of its subsidiaries to sell up to $600 million of Fixed Rate Series 2006-1 Senior Notes, Class A-2 and $200 million of Variable Rate Series 2006-1 Variable Funding Senior Notes, Class A-1 in a private transaction. The subsidiaries that issue the notes will be subsidiaries of Sonic that hold substantially all the franchising assets and partner drive-in real estate. The servicing and repayment of these notes is expected to be made solely from the income derived from these subsidiaries’ assets. The Notes will not be obligations of Sonic Corp. and are not guaranteed by Sonic or various other operating entities. Sonic intends to use the net proceeds from the sale to repay its existing term loan and amounts outstanding under its revolving credit facility, and to use the balance, if any, for general corporate purposes, including expansion of its business, acquisitions of franchise drive-ins and repurchases of Sonic common stock.

The securities will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This is not an offer to sell or a solicitation of an offer to buy such securities.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT:

SONIC CORP.

Date: December 5, 2006	By:	/s/ Stephen C. Vaughan
Stephen C. Vaughan,
Vice President and Chief Financial Officer